EXHIBIT 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc., to references to Netherland, Sewell & Associates, Inc. as independent petroleum engineers, and to the inclusion of information contained in our report as of December 31, 2007, in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, of Crimson Exploration Inc and in the registration statements (File No. 333-122987 and 333-151902) on Form S-8.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

August 12, 2008